Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Merge Healthcare Incorporated

Chicago, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2011, except for Note B which is as of September 1, 2011 relating to the consolidated financial statements of Merge Healthcare Solutions Inc., formerly known as AMICAS, Inc., and our report dated March 11, 2010 relating to the consolidated financial statements of AMICAS, Inc. appearing in the Company’s Registration Statement on Form S-4 filed on September 1, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

November 4, 2011